Exhibit 10.6

ALLIANT ENERGY CORPORATION

DIRECTOR LONG TERM INCENTIVE PLAN

1.	Purposes, History and Effective Date.

(a) Purpose. The Alliant Energy Corporation 2010 Director Long Term Incentive Plan has two complementary purposes: (i) to attract and retain outstanding employees and (ii) to increase shareowner value. The Plan will provide participants incentives to increase shareowner value by offering the opportunity to receive monetary awards for achieving Performance Goals related to increasing shareowner value.

(b) Effective Date. This Plan will become effective, and Awards may be granted under this Plan, on and after January 1, 2010.

2.	Definitions. Capitalized terms used in this Plan have the following meanings:

(a) “Affiliate” has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act or any successor rule or regulation thereto.

(b) “Award” means the right to receive a cash payment to the extent Performance Goals are achieved, and shall include Long Term Incentive Awards, Performance Units or Restricted Cash Grants. Any Award granted under this Plan shall be provided or made in such manner and at such time as complies with the applicable requirements of Code Section 409A to avoid a plan failure described in Code Section 409A(a)(1), including, without limitation, deferring payment to a specified employee or until a specified distribution event, as provided in Code Section 409A(a)(2).

(c) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(d) “Committee” means the Total Compensation Committee, or any successor committee authorized to provide oversight and development of non-officer compensation programs.

(e) “Company” means Alliant Energy Corporation, a Wisconsin corporation, or any successor thereto.

(f) “Participant” means an individual selected by the Committee to receive an Award.

(g) “Performance Goals” means any goals the Committee establishes, including net income, total shareowner return and earnings per share. As to each Performance Goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles, but, unless otherwise determined by the Committee, will exclude the effects of: (i) charges for reorganizing and restructuring; (ii) discontinued operations; (iii) asset write-downs; (iv) gains or losses on the disposition of a business; (v) changes in tax or accounting principles, regulations or laws; (vi) mergers, acquisitions or dispositions; and (vii) extraordinary, unusual and/or non-recurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including footnotes, or the Management’s Discussion and Analysis section of the Company’s annual report. Also, the Committee may appropriately adjust any evaluation of performance under a Performance Goal to exclude any of the following events that occurs during a performance period: (i) litigation, claims, judgments or settlements; (ii) the effects of changes in other laws or regulations affecting reported results; and (iii) accruals of any amounts for payment under this Plan or any other compensation arrangements maintained by the Company. In addition, the Committee may establish other Performance Goals not listed in this Plan. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(h) “Performance Units” means the right to receive cash valued in relation to a unit that has a designated dollar value payable at a multiple of target value based on achievement of Performance Goals.

(i) “Plan” means this Alliant Energy Corporation 2010 Director Long Term Incentive Plan, as may be amended from time to time.

(j) “Restricted Cash Awards” means awards that are subject to a risk of forfeiture, which risk may lapse upon the achievement or partial achievement of Performance Goals and upon the completion of a period of service.

(k) “Stock” means the Common Stock of the Company, $.01 par value.

(l) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

3.	Administration.

In addition to the authority specifically granted to the Committee in this Plan, the Committee has full discretionary authority to administer this Plan, including but not limited to the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Committee determinations shall be made in the sole discretion of the Committee and are final and binding on all interested parties.

4.	Eligibility.

The Committee may designate any of the following as a Participant from time to time: any employee of the Company or its Affiliates. The Committee may not designate executive officers of the Company or its Affiliates as Participants. The Committee’s designation of a Participant in any year will not require the Committee to designate such person to receive an Award in any other year. The Committee’s granting of a particular type of Award to a Participant will not require the Committee to grant any other type of Award to such individual.

5.	Long Term Incentive Awards

Subject to the terms of this Plan, the Committee will determine all terms and conditions of an Award, including but not limited to the Performance Goals, performance period, the potential amount payable, the type of payment, and the timing of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Award is contingent on the achievement or partial achievement of one or more Performance Goals during the period the Committee specifies; (b) the performance period must relate to a period of more than one fiscal year of the Company except that, if the Award is made at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may be pro rated to a shorter period; and (c) payment will be in cash. This Section 5 applies to any awards of Performance Units or Restricted Cash Awards.

6.	Performance Units

(a) Subject to the terms of this Plan, the Committee will determine all terms and conditions of each award of Performance Units, including but not limited to: (i) one or more Performance Goals that must be achieved during such period as the Committee specifies (which period may not be less than three years); (ii) the number of Performance Units to be awarded to each Participant based on a percentage of that Participant’s salary; and (iii) the target for the Performance Goal and, to determine the amount to be paid to the Participant, any multiplier to be used in relation to the target for the Performance Goal.

(b) Prior to the 75th day following the end of the performance period, provided the Performance Goals are achieved, the Company shall deliver to the Participant cash equal to the fair market value of one share of Stock for each Performance Unit earned by the Participant, as determined based on the achievement of the Performance Goal and any multiplier set by the Committee at the time the Award was granted. The earned Performance Units payable to the Participant shall be paid solely in cash based on the fair market value of the Stock (determined based on the closing price for the Stock on the first business day next following the last day of the performance period, as reported on the New York Stock Exchange).

7.	Restricted Cash Awards.

(a) Subject to the terms of this Plan, the Committee will determine all terms and conditions of each award of Restricted Cash Grants, including but not limited to: (i) one or more Performance Goals that must be achieved during such period as the Committee specifies; (ii) the amount of the Restricted Cash Awards to be awarded to each Participant based on a percentage of that Participant’s salary; and (iii) whether and how to measure the value of the Restricted Cash Award in relation to the fair market value of the Stock.

(b) Prior to the 75th day following the end of the performance period, provided the Performance Goals are achieved, the Company shall deliver to the Participant cash equal to the Restricted Cash Award. The earned Restricted Cash Awards payable to the Participant shall be paid solely in cash based on the fair market value of the Stock (determined based on the closing price for the Stock on the first business day next following the last day of the performance period, as reported on the New York Stock Exchange).

8.	Amendment of Minimum Vesting and Performance Periods.

Notwithstanding any provision of this Plan that requires a minimum vesting and/or performance period for an Award, the Committee, at the time an Award is granted or any later date, may subject an Award to a shorter vesting and/or performance period to take into account a Participant’s hire or promotion. If the Participant’s employment with the Company and its Affiliates terminates during the performance period because of the Participant’s death, disability (as defined by the Committee), retirement (as defined by the Committee), involuntary termination without cause (as defined by the Committee), or a change in control of the Company (as defined by the Committee), the Participant shall be entitled to a prorated value of the Award earned if the Performance Goals are met, determined at the end of the performance period, and based on the ratio of the number of months the Participant was employed during the performance period to the total number of months in the performance period. If a Participant’s employment with the Company or its Affiliates terminates for any reason other than death, disability, retirement, involuntary termination without cause or a change in control of the Company before the last day of the performance period, the Participant will not be entitled to any payment or Award under this Plan.

9.	Transferability.

Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Committee allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under the Award after the Participant’s death; or (b) transfer an Award to the former spouse of the Participant as required by a domestic relations order incident to a divorce.

10.	Termination and Amendment of Plan

(a) Amendment, Modification or Cancellation of Awards. The Committee may modify or amend any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award, or amend, modify or cancel any terms and conditions applicable to any Award, in each case by mutual agreement between the Committee and the Participant or any other person(s) as may then have an interest in the Award. Notwithstanding the foregoing, the Committee need not obtain Participant (or other interested party) consent for any such action: (i) to the extent the action is deemed necessary by the Committee to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Shares are then traded; (ii) to the extent the action is deemed necessary by the Committee to preserve favorable accounting or tax treatment of any Award for the Company; or (iii) to the extent the Committee determines that such action does not materially and adversely affect the value of an Award or that such action is in the best interest of the affected Participant or any other person(s) as may then have an interest in the Award.

(b) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Committee will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

11.	Taxes.

(a) Withholding. In the event the Company or an Affiliate of the Company is required to withhold any federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award, the Company may deduct (or require an Affiliate to deduct) cash from any payments of any kind otherwise due the Participant to satisfy tax withholding obligations.

(b) No Guarantee of Tax Treatment. Notwithstanding any provision of this Plan to the contrary, the Company does not guarantee to any Participant or any other person(s) with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

12.	Miscellaneous.

(a) Other Terms and Conditions. The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Committee determines appropriate, provided, however, dividend payment or dividend equivalent payments may not be made with respect to Awards.

(b) Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as an employee of the Company in any capacity. Unless determined otherwise by the Committee, for purposes of the Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

(ii) a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a non-employee member of the Board of Directors of the Company, a non-employee member of the board of directors of an Affiliate, shall not be considered to have terminated employment until such Participant’s service as a member of the board of directors of, or consultant to, the Company and its Affiliates has ceased; and

(iii) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

(c) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(d) Deferrals Prohibited. Awards made under this Plan are not eligible to be deferred in the Alliant Energy Corporation 401(k) Savings Plan or the Alliant Energy Deferred Compensation Plan.

(e) Governing Law. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles.

(f) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any award agreement must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(g) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Titles of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(h) Severability. If any provision of this Plan or any award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any award agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.